EXHIBIT 5.1


                                        September 25, 1995

Travelers Group Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

          I am Senior Vice President, General Counsel and Corporate Secretary of Travelers Group Inc., a Delaware corporation (the "Company"). I have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of 350,000 shares of common stock, $.01 par value (the "Shares"), of the Company relating to The Travelers Indemnity Company Agency Capital Accumulation Plan (the "Plan").

          In connection with the foregoing, I, or attorneys under my supervision, have examined the minute books and stock records of the Company, the Certificate of Incorporation and By-Laws of the Company, the Registration Statement, the Plan and resolutions duly adopted by the Board of Directors of the Company relating to the Plan. In addition, I, or attorneys under my supervision, have reviewed such other documents and instruments and have conferred with various officers and directors of the Company and have ascertained or verified to my satisfaction such additional facts as I have deemed necessary or appropriate for the purposes of this opinion. In my examination I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, photostatic or facsimile copies and authenticity of the originals of such latter documents.

          Based upon the foregoing I am of the opinion that the Shares to be issued under the Plan have been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

          My opinion is limited to matters governed by the Federal laws of the United States of America, the laws of the state of New York and the General Corporation Law of the state of Delaware. I am not admitted to the practice of law in the states of New York and Delaware; however, members of my legal staff who have assisted me in this transaction are admitted to practice in such states.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

          This opinion is solely for your benefit in connection with the Company's offer and sale of the Shares, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express written permission.

                                        Very truly yours,


                                        /s/ Charles O. Prince, III
                                        Charles O. Prince, III
                                        General Counsel